PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
April 27, 2010	(804) 217-5897

DYNEX CAPITAL, INC.  ANNOUNCES
 FIRST QUARTER 2010 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its results today for the first quarter of 2010.  Highlights include:

•	Net income to common shareholders for the first quarter of 2010 of $0.30 per diluted common share versus $0.18 per diluted common share for the first quarter of 2009;
•	Net interest income of $7.2 million in the first quarter of 2010 versus $5.0 million in the first quarter of 2009 as a result of a larger investment portfolio and declining borrowing costs;
•	Net interest spread of 2.98% for the first quarter of 2010 versus 2.82% for the first quarter of 2009;
•	Increase in investment portfolio to $954.4 million at March 31, 2010 versus $918.0 million at December 31, 2009 and $705.5 million at March 31, 2009;
•	Book value per share of $9.40 at March 31, 2010 versus $9.08 at December 31, 2009 and $8.36 at March 31, 2009; and
•	Overall leverage of 4.4 times equity capital at March 31, 2010.

The Company has scheduled a conference call for Wednesday, April 28, 2010 at 11:00 a.m. EDT, to discuss first quarter results.  The call may be accessed by dialing 1-800-901-5248 (Passcode: 11412462) and will also be webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations.”

Thomas Akin, Chairman and Chief Executive Officer, commented, “We are very pleased with the results for this quarter, particularly in light of the announced delinquent loan purchases by Fannie Mae and Freddie Mac.  Our hybrid, high-grade investment model continues to pay dividends as the increased premium amortization on our Agency MBS was more than offset by the earnings contribution from the CMBS we added last quarter.  In addition, these investments have appreciated in value by $3.8 million since the end of 2009 from spread tightening and the rally in interest rates, resulting in the improvement of our book value per share from $9.08 at December 31, 2009 to $9.40 at March 31, 2010.”

Mr. Akin continued, “As we previously reported, we added $60.8 million in TALF funded ‘AAA’-rated CMBS during the quarter.  The TALF financing is non-recourse and fixed at a weighted average rate of 2.73% for a period of three years.  The expected return on the invested capital in these CMBS is approximately 14%.  While the TALF financing has ended, we expect to continue to see attractive investment opportunities in both Agency and non-Agency mortgage securities and improved liquidity and pricing on the funding side, particularly for non-Agency MBS and CMBS.  We remain optimistic about 2010 and encourage all of our shareholders to attend our annual meeting on May 12 in San Francisco to hear our plans for the future.”

Results of Operations

The increase in net income for the first quarter of 2010 to $5.5 million versus $3.1 million for the same period in 2009 resulted principally from an increase in net interest income.  Net interest income increased $2.2 million to $7.2 million for the first quarter of 2010 from $5.0 million for the first quarter of 2009, as interest income increased by $1.6 million from growth in the investment portfolio and interest expense declined by $0.6 million as a result of lower borrowing costs.  Net portfolio interest spread for the first quarter of 2010 was 2.98%, which is the difference between the net yield of 4.95% on the Company’s interest-earning investment portfolio (excluding cash balances) and its cost of funds of 1.97%.  The net portfolio interest spread was 2.82% for the first quarter of 2009 and 3.11% for the fourth quarter of 2009.

Net interest income for the first quarter of 2010 was reduced by $1.3 million in premium amortization on Agency MBS.  Premium amortization on Agency MBS for the first quarter of 2009 and fourth quarter of 2009 was $0.6 million and $0.7 million, respectively.  As noted in previous releases, increased delinquent loan buy-out activity by Fannie Mae and Freddie Mac have resulted in higher actual and expected prepayments on Agency MBS, resulting in increased premium amortization.  Freddie Mac completed its purchase of the delinquent loans in February 2010, which impacted prepayment speeds for March 2010.  Fannie Mae began its purchase of delinquent loans in Agency MBS in March 2010 and will continue through July 2010, according to statements made by Fannie Mae (which will impact prepayments from April through August 2010).  In amortizing premiums on its Agency MBS, the Company considers both actual and expected prepayments on its Agency MBS.  Assuming that the Company has accurately forecasted future prepayments, effective yields on our existing Agency MBS for the second quarter of 2010 should be similar to the first quarter of 2010.

General and administrative expenses increased from $1.7 million in the first quarter of 2009 to $2.1 million for the first quarter of 2010.  General and administrative expenses for 2010 included expenses related to the TALF borrowings and resecuritization of CMBS, as well as certain legal, accounting and consulting expenses that are not expected to recur in 2010.  The Company expects general and administrative expenses to approximate $1.8 million for the second quarter of 2010.

Agency MBS Investments

During the first quarter of 2010, the Company’s investment portfolio averaged $907.6 million versus $654.2 million in the first quarter of 2009 and $828.7 million in the fourth quarter of 2009.  At March 31, 2010, the Company had $236.9 million in Hybrid Agency ARMs with a weighted average months-to-reset of 31 months, $298.9 million in Agency ARMs with a weighted average months-to-reset of 5 months, $2.9 million in fixed rate Agency CMBS, and a receivable from Freddie Mac for prepayments of $20.1 million.  At March 31, 2010, the Company had $383.4 million in Fannie Mae Agency MBS and $175.5 million in Freddie Mac Agency MBS including the principal receivable.  The following table summarizes certain information about the Company’s Agency MBS investments for the periods presented:

	Quarter ended March 31, 2010	Quarter ended December 31, 2009	Quarter ended March 31, 2009
Weighted average annualized yield for the period	3.72%	4.03%	4.47%
Weighted average annualized cost of funds for repurchase agreements and interest rate swaps for the period	0.55%	0.45%	1.12%
Net interest spread for the period	3.17%	3.58%	3.35%
CPR for the period	28.6%	17.8%	14.8%
Weighted average coupon, period end	4.59%	4.76%	5.15%
Weighted average months-to-reset, period end	18	20	25
Amortized cost (as a % of par), period end	102.3%	102.3%	101.7%
Weighted average repurchase agreement original term to maturity (days)	58	64	52

Non-Agency Investments

The Company’s non-Agency investment assets principally include predominantly ‘AAA’-rated CMBS, highly seasoned securitized mortgage loans, and non-Agency RMBS, which together totaled $395.5 million at March 31, 2010.  The Company added $60.8 million in CMBS during the quarter at a net weighted average coupon of 4.94% and an estimated effective yield of 4.56%.  The Company financed the acquisition of these CMBS with $50.8 million in fixed-rate TALF financing at an effective rate of 2.75%.

With respect to the mortgage loan portfolio, two delinquent commercial mortgage loans were repaid in full during the quarter by the guarantor of the loans which resulted in the Company recognizing $0.6 million in other income.  As a result of increased loss expectations on principally one delinquent commercial mortgage loan, the Company increased its allowance for loan losses by $0.4 million during the quarter, bringing the total allowance to $4.7 million at March 31, 2010.  Seriously delinquent loans (loans 60+ days past due) totaled $24.6 million at March 31, 2010 versus $19.4 million at December 31, 2009.  Approximately $4.0 million of the delinquent loans have some form of insurance or other credit support which substantially reduces or eliminates the Company’s exposure to losses on these loans.  In addition, loans with a carrying basis of approximately $3.8 million at March 31, 2010 are expected to liquidate in the second quarter of 2010 at no additional loss to the Company.  The Company incurred no charge-offs on its securitized mortgage loan portfolio during the quarter.

Below is certain information for the Company’s non-Agency securities and securitized mortgage loan portfolio at March 31, 2010:

(amounts in thousands)	CMBS	RMBS	Securitized loans
Carrying basis	$183,606	$5,131	$204,609
Weighted average annualized yield for the period	6.92%	8.51%	6.74%
Weighted average annualized cost of funds	3.66%	1.76%	5.87%
Net interest spread for the period	3.26%	6.75%	0.87%
Amortized cost (as a % of par), period end	94.9%	82.1%	99.9%
Weighted average repurchase agreement original term to maturity (days)	32	32	32

Hedging Activities

During the first quarter of 2010, the Company entered into $75 million in pay-fixed interest rate swaps with an initial maturity of 24 months and a rate of 1.03%.  As of March 31, 2010, the Company had a total of $180 million in pay-fixed interest rate swaps with a weighted average rate of 1.41% and a weighted average remaining maturity of 31 months.  The interest rate swaps are being used to hedge the Company’s exposure to changes in LIBOR for its repurchase agreement borrowings.

Shareholders’ Equity and Book Value per Common Share

Shareholders’ equity was $183.6 million at March 31, 2010 versus $168.8 million at December 31, 2009.  During the first quarter of 2010, the Company issued $9.7 million in common stock through its controlled equity offering program.  The Company used the proceeds to fund additional investments.  Book value per common share increased to $9.40 at March 31, 2010 versus $9.08 at December 31, 2009, principally as a result of an increase in accumulated other comprehensive income.  Accumulated other comprehensive income increased principally as a result of the increase in fair value of CMBS owned by the Company from December 31, 2009 to March 31, 2010.  At March 31, 2010, the fair value of Agency MBS was 104.1% of their par balance.

The following table summarizes the allocation of the Company’s $183.6 million of shareholders’ equity as of March 31, 2010 and the net earnings contribution for the first quarter of 2010 and fourth quarter of 2009 on each component of allocated capital:

(amounts in thousands)	Asset Carrying Basis	Associated Financing (1)	Allocated Shareholders’ Equity		% of Shareholders’ Equity	1Q10 Net Earnings Contribution(2)	4Q09 Net Earnings Contribution(2)
Agency MBS	$558,935	$490,754	$68,181		37.1%	$4,541	$5,541
Securitized single-family mortgage loans	60,581	45,586	14,995		8.2%	526	531
Securitized commercial mortgage loans	144,028	119,304	24,724		13.4%	590	451
CMBS	183,606	145,130	38,476		21.0%	1,681	209
Non-Agency MBS	5,131	3,183	1,948		1.1%	126	153
Other investments	2,156	-	2,156		1.2%	(227)	42
Hedging instruments	-	187	(187)		(0.1)%	(458)	(110)
Cash and cash equivalents	30,714	-	30,714	(3)	16.7%	3	3
Other assets/other liabilities	9,307	6,670	2,637		1.4%	6	7
	$994,458	$810,814	$183,644		100.0%	$6,788	$6,827

(1)
Associated financing includes repurchase agreements, securitization financing issued to third parties and TALF financing (the latter two of which are presented on the Company’s balance sheet as “collateralized borrowings”).

(2)	Equals net interest income after provision for loan losses for each of the captions.

(3)	Includes $24.2 million in cash maintained by the Company to support investments financed with repurchase agreement borrowings.

Dynex Capital, Inc. is a real estate investment trust, or REIT, which invests in mortgage loans and securities on a leveraged basis.  The Company invests in Agency MBS, non-Agency MBS, and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008, the full impact of which is unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except per share data)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Agency MBS	$558,935	$594,120
Securitized mortgage loans, net	204,609	212,471
Non-Agency securities	188,737	109,110
Other investments	2,156	2,280
	954,437	917,981

Cash and cash equivalents	30,714	30,173
Derivative assets	–	1,008
Accrued interest receivable	4,270	4,583
Other assets	5,037	4,317
	$994,458	$958,062

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$602,451	$638,329
Collateralized borrowings	201,506	143,081
Accrued interest payable	1,162	1,208
Other liabilities	5,508	6,691
Derivative liabilities	187	–
	810,814	789,309

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	150	139
Additional paid-in capital	389,459	379,717
Accumulated other comprehensive income	14,112	10,061
Accumulated deficit	(261,826)	(262,913)
	183,644	168,753
	$994,458	$958,062

Book value per common share	$9.40	$9.08

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Interest income:
Investments	$11,024	$9,472
Cash and cash equivalents	3	5
	11,027	9,477
Interest expense	(3,830)	(4,433)
Net interest income	7,197	5,044

Provision for loan losses	(409)	(179)

Net interest income after provision for loan losses	6,788	4,865

Equity in loss of joint venture	–	(754)
Fair value adjustments, net	82	645
Gain on sale of investments	77	83
Other income	669	21
General and administrative expenses
Compensation and benefits	(972)	(883)
Other general and administrative expenses	(1,107)	(843)

Net income	5,537	3,134
Preferred stock dividends	(1,003)	(1,003)

Net income to common shareholders	$4,534	$2,131

Net income per common share
Basic	$0.32	$0.18
Diluted	$0.30	$0.18

Weighted average number of common shares outstanding:
Basic	14,209,612	12,169,762
Diluted	18,437,380	12,169,762